METRA BIOSYSTEMS, INC.

                                       and

                     AMERICAN STOCK TRANSFER & TRUST COMPANY

                                  Rights Agent


                               AMENDMENT NO. 2 TO

                        PREFERRED SHARES RIGHTS AGREEMENT

                          Dated as of November 3, 1998

                                 AMENDMENT NO. 2
                                       TO
                        PREFERRED SHARES RIGHTS AGREEMENT

      This Amendment No. 2 to Preferred Shares Rights Agreement, dated November 3, 1998, amends that certain Preferred Shares Rights Agreement (the "Rights Agreement"), dated as of August 21, 1996, between Metra Biosystems, Inc., a California corporation (the "Company"), and American Stock Transfer & Trust Company (the "Rights Agent"), as amended.

      On November 3, 1998, the Company's Board of Directors authorized an amendment of the Rights Agreement to modify the definition of Acquiring Person (as defined in the Rights Agreement), to memorialize a change in the identity of the entity serving as Rights Agent under the Rights Agreement and to make such other modifications as are set forth herein.

      NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:

      1. Section 1(a) of the Rights Agreement is hereby amended and restated to read in full as follows:

            "(a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 20% (or, in the case of Citigroup Inc. together with all Affiliates and Associates thereof ("Citigroup") only, 28%) or more of the Common Shares then outstanding, but shall not include the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring
Person:

                  (i) as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% (or, in the case of Citigroup only, 28%) or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 20% (or, in the case of Citigroup only, 28%) or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an Acquiring Person;

                  (ii) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person" as defined pursuant to the foregoing provisions of this paragraph (a) has become such inadvertently, and such Person divests as promptly as practicable of a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a); or

                  (iii) with respect to any proposed acquisition by a Person of Common Shares (a "Proposed Transaction") which would otherwise constitute a Triggering Event under Section 1(a)(i), such Person satisfies all of the following conditions:

                        (A) Such Person provides the Board of Directors of the Company (or a duly appointed committee of the Board) with ten (10) Trading Days advance written notice and a written description of the material terms of such Proposed Transaction;

                        (B) A majority of the Directors then in office (or of a duly appointed committee of the Board) determines in good faith that the Proposed Transaction is in the best interest of the Company and its shareholders (taking into account all factors that such Directors deem relevant) (a "Favorable Determination"); provided that, such Favorable Determination is revocable at any time prior to the consummation of the Proposed Transaction if a majority of the Directors then in office (or of a duly appointed committee of the Board) determines in good faith that such revocation is in the best interest of the Company and its shareholders (taking into account all factors that such Directors deem relevant);

                        (C) The Proposed Transaction is consummated within five
(5) Trading Days of notice of a Favorable Determination; provided that, if such Person fails to satisfy the requirements of this subsection (a)(iii)(C), the satisfaction of any other subsections of this subparagraph (a)(iii) shall immediately expire and the Proposed Transaction shall again be subject to all the terms and conditions set forth herein; and

                        (D) The Proposed Transaction is consummated on the terms presented in writing to the Board of Directors pursuant to subsection
(a)(iii)(B); provided that, if such Person fails to satisfy the requirements of this subsection (a)(iii)(D), the satisfaction of any other subsections of this subparagraph (a)(iii) shall immediately expire and the Proposed Transaction, including all modifications, amendments and any and all other changes to the Proposed Transaction that gave rise to the failure to satisfy this subsection
(a)(iii)(D), shall be subject to all the terms and conditions set forth herein;

provided that, if at any time after a Favorable Determination, such Person proposes to become or becomes the Beneficial Owner of any additional Common Shares of the Company or any of its Subsidiaries without satisfying all the requirements of this subparagraph (a)(iii) with respect to such additional Common Shares, regardless of whether the acquisition of additional Common Shares, taken alone, would result in such Person becoming an Acquiring Person, then such Person shall be deemed to be an "Acquiring Person." "

      2. Section 1(g) is hereby deleted in its entirety, and all references in the Rights Agreement to "Continuing Director" or "Continuing Directors" are hereby replaced with references to "Director" or "Directors," respectively.

      3. Section 1(u) of the Rights Agreement is hereby amended and restated to read in full as follows:

            "(u) "Shares Acquisition Date" shall mean the first date of public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) under the Exchange Act) by the Company or an Acquiring Person that an Acquiring Person has become such; provided that, if such person is determined not to have become an Acquiring Person pursuant to Sections l(a)(ii) or 1(a)(iii) hereof, then no Shares Acquisition Date shall be deemed to have occurred."

      4. The Rights Agreement is hereby amended to the extent necessary to provide that American Stock Transfer & Trust Company is the Rights Agent for all purposes thereunder, and any reference in the Rights Agreement to "Rights Agent" shall be deemed to be a reference to such entity.

      5. Section 21 of the Rights Agreement is hereby amended and restated to read in full as follows:


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

      "Section 21. Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon thirty (30) days' notice in writing mailed to the Company and to each transfer agent of the Preferred Shares and the Common Shares by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon thirty (30) days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Preferred Shares and the Common Shares by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Rights Certificate (who shall, with such notice, submit his or her Rights Certificate for inspection by the Company), then the registered holder of any Rights Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or of any state of the United States, in good standing, which is authorized under such laws to exercise corporate trust or shareholder services powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $10 million. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Preferred Shares and the Common Shares, and mail a notice thereof in writing to the registered holders of the Rights Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be."

      6. Section 26 of the Rights Agreement is hereby amended and restated to read in full as follows:

      "Section 26. Notices. Notices or demands authorized by this Agreement to be given or made by the Rights Agent or the holder of any Rights Certificate to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

                  Metra Biosystems, Inc.
                  265 North Whisman Road
                  Mountain View, CA  94043
                  Attention: President

Subject to the provisions of Section 21 hereof, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Rights Certificate to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

                  American Stock Transfer & Trust Company
                  3rd Floor
                  6201 15th Avenue
                  Brooklyn, NY  11219

                  Attention:  Karen Lazar

Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Rights Certificate shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company. Notice or demands authorized by this Agreement to be given or made by any Person seeking to comply with or subject to the requirements of
Section 1(a)(iii) hereof, to or on the Company shall be sufficiently given or made upon receipt by the Company at the Company's address first listed above in this Section 26 (until another address is filed in writing with the Rights Agent)."

      7. All references in the Rights Agreement to the Rights Agreement shall be deemed to refer to the Rights Agreement, as amended by Amendment No. 1 to Preferred Shares Rights Agreement and this Amendment No. 2 to Preferred Shares Rights Agreement.

      8. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to Preferred Shares Rights Agreement to be duly executed as of the day and year first above written.


                                   METRA BIOSYSTEMS, INC.

                                   By: /s/ George W. Dunbar, Jr.
                                       -----------------------------------------
                                   Name: George W. Dunbar, Jr.
                                         ---------------------------------------
                                   Title: President & CEO
                                          --------------------------------------


                                   AMERICAN STOCK TRANSFER & TRUST
                                   COMPANY

                                   By: /s/ Herbert J. Lemmer
                                       -----------------------------------------
                                   Name: Herbert J. Lemmer
                                         ---------------------------------------
                                   Title: Vice President
                                          --------------------------------------


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